Exhibit 4.2

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 10, 2024, by and between MATANA VENTURES, LLC., a Florida limited liability company (the "Buyer"), and LIQUIDMETAL TECHNOLOGY LIMITED, a Hong Kong company (the “Seller”).

RECITALS:
A. The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, Forty-Four Million Nine Hundred Forty-Six Thousand Nine Hundred and Seventy-Two (44,946,972) shares (collectively, the “Shares”) of the common stock, par value $0.001 per share, of Liquidmetal Technologies, Inc., a Delaware corporation (the “Company”), held by the Seller.
B. The Seller and Buyer desire to consummate the purchase and sale of the Shares upon the terms and conditions set forth in this Agreement.
Now, therefore, in consideration of the foregoing recitals and the terms, covenants, and agreements set forth herein, the parties hereto agree as follows:
SECTION 1.
Purchase and Sale of Shares
1.1 Sale of Shares.  At the Closing (as defined below), the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the Shares, free and clear of all liens, claims, and encumbrances.  The purchase price for the Shares (the “Purchase Price”) will be an amount equal to U.S. Dollars 0.16 (USD).  The aggregate Purchase Price for the Shares will be paid by the execution and delivery of a promissory note in substantially the form set forth as Exhibit A hereto (the “Purchase Note”).
1.2 Closing.  The purchase and sale of the Shares by the Buyer (the “Closing”) shall take place remotely via the exchange of documents and signatures on the date of this Agreement or on such other date as is mutually agreed upon by the Company and the Purchasers.  At the Closing, the Seller shall deliver or cause to be delivered to the Buyer certificates (or evidence of book entry) representing the Shares, duly endorsed for transfer to the Buyer or accompanied by duly executed stock powers, and the Buyer shall execute and deliver the Purchase Note to Buyer.

SECTION 2.
Representations and Warranties of the Seller
The Seller hereby makes the following representations and warranties to the Buyer, all of which shall survive the Closing:
2.1 Ownership of Stock.
(a) The Shares are owned by the Seller free and clear of all liens, encumbrances, charges, and assessments of every nature and subject to no restrictions with respect to transferability.  The Seller has full power and authority to assign and transfer the Shares to the Buyer in accordance with the terms hereof.
(b) Except for this Agreement, there are no outstanding options, contracts, calls, commitments, agreements, rights to purchase, rights of first refusal, proxies, powers of attorney, demands, or rights of any character relating to the Shares.
2.2 Authority.  No act, consent, or proceeding on the part of any person or entity is necessary to authorize this Agreement and the transfer and sale of the Shares pursuant hereto.  This Agreement constitutes the valid and binding agreement of the Seller, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally, and by general equitable principles.
SECTION 3.
Representations and Warranties of the Buyer
The Buyer hereby makes the following representations and warranties to the Seller, all of which shall survive the Closing:
3.1 Investment Experience.  The Buyer has substantial experience in evaluating and investing in securities in companies similar to the Company such that the Buyer is capable of evaluating the merits and risks of the Buyer’s investment in the Company and has the capacity to protect its own interests.  The Buyer is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
3.2 Investment.  The Buyer is acquiring the Shares for investment for the Buyer’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.  The Buyer understands that the Shares have not been, and will not be when delivered hereunder, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations as expressed herein.  The Buyer can afford the loss of his or her entire investment in the Shares.
3.3 Rule 144.  The Buyer acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.  The Buyer is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares sold in a private transaction subject to the satisfaction of certain conditions, which may include, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, and the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker”.
3.4 Authorization; Corporate Power.  The Buyer has all requisite legal power and authority to execute and deliver this Agreement and the Purchase Note and to carry out and perform his, her, or its obligations under the terms of this Agreement, the Purchase Note, and the transactions contemplated hereby.  This Agreement and the Purchase Note, when executed and delivered by the Buyer, will constitute valid and legally binding obligations of the Buyer, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
3.5 Broker’s and Finders’ Fees.  The Buyer has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
3.6 Legends.  It is understood that each certificate representing the Shares shall bear substantially the following legend:
“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”
3.7 Residence/Location of Buyer.  If the Buyer is an individual, the Buyer is a permanent resident of the state indicated on the Buyer’s signature page to this Agreement.  If the Buyer is a business entity or trust, the Buyer has its principal location in, the state or other jurisdiction indicated on the Buyer’s signature page to this Agreement.
SECTION 4.
Miscellaneous
4.1 Entire Agreement.  This Agreement, together with the Purchase Note, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
4.2 Assignment. The rights and obligations of the Buyer hereunder may not be assigned, transferred or encumbered without the prior written consent of the Seller.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the permitted successors and assigns of the parties.

4.3 Governing Law; Disputes. The validity, construction, enforcement, and interpretation of this Agreement are governed by the laws of Delaware without regard to principles of conflict of laws. All disputes arising from or relating to this Agreement or the transactions contemplated hereby shall be resolved exclusively in the state or federal courts located in Orange County, California.
4.4 Amendments.  This Agreement may not be amended except in a writing executed by the party against whom enforcement of the amendment is sought.
4.5 Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which, together, shall constitute the same instrument.  Delivery of signed copies hereof by facsimile, PDF or other electronic format shall be deemed to be effective delivery of an original counterpart.
4.6 Headings.  The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.
4.7 Expenses.  Each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

[Signatures on following page(s)]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.

SELLER

LIQUIDMETAL TECHNOLOGY LTD

By: /s/ Lugee Li Yeung Tak
Lugee Li Yeung Tak

Address:
Room 906, Tai Tung Building
8 Fleming Road
Wanchai, Hong Kong

Email:

BUYER:

MATANA VENTURES, LLC.

By: /s/ Bill Wing Chun Lui
Bill Wing Chun Lui, Manager

Address:
2804 Dawley Ave.
Orlando, FL 32806

Email:

EXHIBIT A
FORM OF PURCHASE NOTE
(attached)

PROMISSORY NOTE

Amount:  $7,191,515.52
Term:  Three Years
Maturity Date:  October 9, 2027
Location:  Orlando, Florida
Date:  October 10, 2024

1. Agreement to Pay.   FOR VALUE RECEIVED, the undersigned, MATANA VENTURES, LLC., a Florida limited liability company (collectively, if more than one, “Borrower”), whose mailing address is 2804 Dawley Ave., Orlando, FL 32806, hereby agrees and promises to pay to the order of LIQIDMETAL TECHNOLOGY LIMITED, a Hong Kong corporation, its endorsees, successors and assigns (“Lender”), at its principal office and mailing address at Room 906, Tai Tung building, 8 Fleming Road, Wanchai, Hong Kong, or such other place as Lender may from time to time designate, the principal sum of Seven Million One Hundred and Ninety-One Thousand Five Hundred and Fifteen Dollars and Fifty-Two Cents ($7,191,515.52) (“Loan”), together with interest on the unpaid principal balance at the rates provided for herein, payable in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payment.
2. Interest Rate.   The outstanding principal balance hereof shall bear interest at the rate of five percent (5.00%) per annum (“Regular Rate”).
3. Monthly Payments.   Principal and interest upon this Promissory Note shall be paid as follows:
              a. Principal.  Any payments paid by Borrower and received by Lender before the maturity of the Loan shall be credited to the Principal of the Loan.
              b. Interest.  All interest shall be payable at the maturity of the Loan.  Any interests associated with the principal of the Loan that has been repaid by the maturity date of the Loan shall be waived.
              c. Default Interest.  Any interest associated with the outstanding principal of the Loan after the maturity date of the loan shall bear interest at the rate of fifteen percent (15.00%) per annum (“Default Rate”).
              d. Balloon Payment.   This is a balloon note and the principal and the interest of the Loan is expected to be paid on the maturity date of the Loan.  If the Loan is not fully repaid by Borrower on the maturity date of the Loan, the accrued interest shall be added to the principal of the Loan.
              e. Payment Method.    Payments under this Promissory Note shall be made by preauthorized Automated Clearinghouse transactions (“ACH”) or by such other reasonable method as Lender directs, to such bank account or other place as Lender may from time to time designate to Borrower in writing.
             f. Application of Payments.   All payments shall be applied first (1st) to principal of the Loan, second (2nd) to accrued interest at the Regular Rate on the outstanding amount of the principal, and third (3rd) to accrued interest at the Default Rate on the outstanding amount of the principal.
4. Late Charge.   There is no Late Charge fees associated with the payment of the Loan by Borrower.
5. Default.   Borrower is in Default if Borrower fails to pay off all the outstanding balance of the Loan at the maturity of the Loan.  Upon the occurrence Default, the entire unpaid principal balance together with accrued interest thereon at the Regular Rate and all other obligations arising under this Promissory Note, shall become, without notice, immediately due and payable at the option of Lender.
6. Lender Fees and Expenses.   Borrower agrees to pay to Lender, immediately upon written notice from Lender, all actual costs, expenses, disbursements, and legal fees and expenses incurred by Lender and its counsel in connection with: (a) the collection, attempted collection, or negotiation and documentation of any settlement or workout of any payment due hereunder, and (b) any suit or proceeding whatsoever in regard to this Promissory Note, including, without limitation, in connection with any litigation, mediation, bankruptcy or administrative proceeding, and including any appellate proceeding in connection therewith. It is the intent of the parties that Borrower pay all expenses and attorneys’ fees incurred by Lender as a result of Lender’s entering into the loan transaction evidenced by this Promissory Note.
7. Time of the Essence.   Time is of the essence with regard to the performance of the obligations of Borrower in this Promissory Note and each and every term, covenant and condition herein by or applicable to Borrower.
8. Governing Law.   This Promissory Note and the rights and obligations of all parties hereunder shall be governed by and construed in accordance with the laws of the State of Florida.
9. Jurisdiction.   The parties hereto irrevocably (a) agree that any suit, action or other legal proceeding arising out of or relating to this Promissory Note shall be brought in a court of record of the State of Florida sitting in Miami-Dade County, Florida, or in the courts of the United States of America located in such county and state, (b) agree to the exclusive jurisdiction of such court in any suit, action or proceeding, and (c) waive any objection which it may have to the laying of venue of any such suit, action or proceeding in such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.
10. Interest Limitation. All agreements between Borrower and Lender are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to Lender for the use, forbearance, loaning or detention of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. If from any circumstances whatsoever, fulfillment of any provisions of this Promissory Note at any time given shall exceed the maximum permissible under applicable law, then, the obligation to be fulfilled shall automatically be reduced to an amount which complies with applicable law, and if from any circumstances Lender should ever receive as interest an amount which would exceed the highest lawful rate of interest, such amount which would be in excess of such lawful rate of interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Lender and shall also be binding upon and available to any subsequent holder of this Promissory Note. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the indebtedness evidenced hereby, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of this Promissory Note until payment in full so that the rate or amount of interest on account of the indebtedness evidenced hereby does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the indebtedness evidenced hereby for so long as such indebtedness is outstanding.
11. Waivers.
                a. Borrower and all persons or entities liable for all or part of the principal balance evidenced by this Promissory Note severally hereby waive presentment for payment, protest, notice of non-payment and notice of dishonor.
               b. Borrower and all persons and entities liable for all or part of the principal balance evidenced by this Promissory Note hereby consent, without affecting their liability, to the granting, with or without notice, of any extension or alteration of time for payment of any sum or sums due hereunder or for the performance of any covenant, condition or agreement contained herein or therein, or the taking or releasing or subordinating of any security for the indebtedness evidenced hereby, or the acceptance of additional security of any kind, or any other modification or amendment of this Promissory Note, any release of, or resort to any party liable for payment hereof, and agree that such action will in no way release or discharge the liability of such parties, whether or not granted or done with the knowledge or consent of such parties.
               c. Borrower and all persons and entities liable for all or a part of the principal balance evidenced by this Promissory Note hereby waive and renounce, to the extent permitted by applicable law, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption and appraisement now provided, or which may hereafter be provided, by the Constitution or laws of the United States of America or the state or commonwealth in which the Borrower is located against the enforcement and collection of the obligations evidenced by this Promissory Note.

12. Borrower Not Released.  No delay or omission of Lender to exercise any of its rights and remedies under this Promissory Note at any time following the happening of Default shall constitute a waiver of the right of Lender to exercise such rights and remedies at a later time by reason of Default or by reason of any subsequently occurring Default. The acceptance by Lender of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of Lender’s right to either require prompt payment when due of all other sums payable hereunder or to declare a default for failure to make prompt payment.
13. Disbursement.  Funds representing the proceeds of the indebtedness evidenced hereby shall not be disbursed to Borrower, but shall be used by Borrower to purchase Forty-Four Million Nine Hundred Forty-Six Thousand Nine Hundred and Seventy-Two (44,946,972) shares of Liquid Metal Technologies, Inc. (“LQMT”) from Lender.
14. Note Controls.  In the event of any inconsistency between the provisions of this Promissory Note and those of Stock Purchase Agreement, the provisions of this Promissory Note shall control over those of Stock Purchase Agreement.
15. Notices.  All notices required or permitted to be given hereunder to Borrower or Lender shall be given in the manner and to the place as provided by the parties from time to time in writing.
16. Severability.   The parties hereto intend that each provision of this Promissory Note comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or any portion of any provision contained in this Promissory Note is held by a court of law to be invalid, illegal, unlawful, void or unenforceable as written in any respect, then it is the intent of all parties hereto that such portion or provision shall be given force to the fullest possible extent that it is legal, valid and enforceable, that the remainder of this Promissory Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion or provision was not contained therein, and the rights, obligations and interests of Borrower and Lender under the remainder of this Promissory Note shall continue in full force and effect.
17. Successors and Assigns.  The provisions of this Promissory Note shall be binding upon Borrower and its successors and assigns and shall inure to the benefit of any Lender and its successors and assigns. As used herein the words “successors and assigns” shall also be deemed to include the heirs, representatives, administrators and executors of any natural person who is a party to this Promissory Note.
18. Remedies Cumulative.   The remedies of Lender as provided in this Promissory Note shall be cumulative and concurrent, may be pursued singly, successively or together at the sole discretion of Lender, may be exercised as often as occasion for their exercise shall occur and in no event shall the failure to exercise any such right or remedy be construed as a waiver or release of such right or remedy. No remedy under this Promissory Note conferred upon or reserved to Lender is intended to be exclusive of any other remedy provided in this Promissory Note or provided by law, but each shall be cumulative and shall be in addition to every other remedy given under this Promissory Note or now or hereafter existing at law or in equity or by statute.

19. No Oral Modification.  This Promissory Note may not be modified or discharged orally, but only by an agreement in writing signed by Lender and Borrower.
20. Transfer of Promissory Note.  Lender may, at any time, sell, transfer or assign this Promissory Note.
21. Joint and Several Liability.   In the event that this Promissory Note is made by more than one Borrower, the promises and agreements herein shall be construed to be and are hereby declared to be the joint and several promises and agreements of all Borrowers and shall constitute the joint and several obligations of each of Borrowers and shall be fully binding upon and enforceable against each of Borrowers. Neither the death nor release of any person or party to this Promissory Note shall affect or release the joint and several liability of any other person or party. Lender may at its option enforce this Promissory Note against one or all of Borrowers, and Lender shall not be required to resort to enforcement against each of Borrowers and the failure to proceed against or join any Borrower shall not affect the joint and several liability of any other Borrower.
22. WAIVER OF JURY TRIAL.   LENDER BY ITS ACCEPTANCE HEREOF AND BORROWER HEREBY VOLUNTARILY, KNOWINGLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS PROMISSORY NOTE, REGARDLESS OF WHETHER SUCH ACTION OR PROCEEDING CONCERNS ANY CONTRACTUAL OR TORTIOUS OR OTHER CLAIM. BORROWER ACKNOWLEDGES THAT THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT TO LENDER IN EXTENDING CREDIT TO BORROWER, THAT LENDER WOULD NOT HAVE EXTENDED SUCH CREDIT WITHOUT THIS JURY TRIAL WAIVER, AND THAT BORROWER HAS BEEN REPRESENTED BY AN ATTORNEY OR HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY IN CONNECTION WITH THIS JURY TRIAL WAIVER AND UNDERSTANDS THE LEGAL EFFECT OF THIS WAIVER.
23. Headings.   The headings or captions contained in this Promissory Note are solely for convenience of reference and shall not affect its interpretation.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Borrower has executed this Promissory Note as of the date and year first above written.

MATANA VENTURES, LLC.
a Florida Limited Liability Company
By: ________________________
BILL WING CHUN LUI, Manager